Exhibit 107

Calculation of Filing Fee Tables

Form 424(b)(2)
(Form Type)

Otis Worldwide Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of that offering is $500,000,000.

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	5.131% Notes due 2035	457(r)	$500,000,000	100.000%	$500,000,000	$153.10 per million	$76,550.00
		Total Offering Amounts:				$500,000,000		$76,550.00
		Total Fees Previously Paid:						—
		Total Fee Offsets:						—
		Net Fee Due:						$76,550.00

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, Otis Worldwide Corporation (the “Company”) initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (Registration No. 333-270834), filed with the Securities and Exchange Commission (the “SEC”) on March 24, 2023. This filing fee exhibit is in connection with a final prospectus supplement dated September 2, 2025, filed by the Company with the SEC pursuant to Rule 424(b) of the Securities Act.